Exhibit 10.9

DIRECTOR COMPENSATION POLICY
As Restated and Adopted By the Board of Directors on August 29, 2016

This Director Compensation Policy describes Fenix Parts’ policies with respect to compensating the directors of Fenix Parts.

All of our directors will be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or the committees thereof, and for other expenses reasonably incurred in their capacity as directors.

Role of the Compensation Committee
The Compensation Committee of the board of directors shall, on at least an annual basis, review the components and amounts of director compensation as enumerated below. With reference to annual published studies of director compensation and based on, among other things, inflation and competitive market conditions, the Compensation Committee shall make recommendations for any changes to this policy, which must be adopted by the full board of directors to be effective.

Directors Who Are Employees
Directors who are our employees or employees of any of our subsidiaries will receive compensation only for their services as an employee of Fenix Parts or one of our subsidiaries. They will not receive additional compensation for serving as a director.

Non-Employee Directors
Each director who is not also one of our employees or an employee of our subsidiaries (an “Outside Director”) will receive a fee for service as a member of a committee of the board of directors. Such fee to the committee members shall be $1,000 for each committee meeting he or she attends (the “Per Meeting Fee”). Additionally, each Outside Director will receive an annual cash fee. The cash fee shall equal $40,000 (the “Annual Retainer Fee”), payable quarterly, plus an additional amount based on his or her service as a committee chair, as set forth in the following table (the “Committee Chair Fee,” and together with the Annual Retainer Fee, the “Annual Fee”). Directors who serve as committee chair on multiple committees will receive a Committee Chair Fee for service on each committee. The annual Committee Chair Fee will be as follows:

Annual Committee
Chair Fee
Audit Committee $15,000
Compensation Committee $10,000
Nominating and Governance Committee $5,000

Additional committees of directors may be established from time-to-time by the board of directors and, if deemed appropriate by the board, a Per Meeting Fee and/or a Committee Chair Fee shall apply for such additional committees.

In addition to the cash compensation described above, the board of directors intends for additional compensation to be payable for directors’ service in the form of annual stock-based grants, as an integral part of the board’s objective to align director and shareholder interests. Such equity grants shall be made by the Compensation Committee in accordance with Fenix Parts’ 2014 Amended & Restated Incentive Stock Plan (the “Stock Plan”), after consultation with and obtaining concurrence from the full board of directors.

In the event that any Outside Director ceases to serve as a director at any time prior to the next annual meeting, or an Outside Director begins his or her term between annual meetings (e.g., to fill a vacancy), such Outside Director’s Annual Fee will be pro rated by multiplying the amount of the Annual Fee by a fraction, the numerator of which is the number of days he or she actually serves as director during the applicable Election Year and the denominator of which is 365 or 366, as appropriate (the “Pro Rated Annual Fee”). An “Election Year” is the period beginning on the date of the annual meeting of shareholders at which directors are elected and ending on the date immediately prior to the next annual meeting of shareholders at which directors are to be elected.

Beginning with our first annual meeting of shareholders following the completion of the initial public offering of our common stock and for each annual meeting thereafter, each Outside Director who is elected at an annual meeting, or who is appointed or elected any time after the annual meeting, may choose to receive, in lieu of a cash payment, a number of shares of our common stock (“Shares”) equal to the director’s Annual Fee plus his or her Per Meeting Fee earned during such Election Year, divided by the average closing price of our common stock during such Election Year.

All Shares granted hereunder will vest on the last day of the applicable Election Year, and will be granted pursuant to Fenix Parts’ Stock Plan in effect at the time of the grant. Transfer of the Shares will be restricted in accordance with applicable securities laws. Notice of an Outside Director’s choice to receive Shares in lieu of cash must be in writing and received by the President and CEO of Fenix Parts no later than the 45 days prior to the first day of the applicable Election Year, provided that any Outside Director who begins his or her term after the first day of the Election Year shall have two weeks after his or her term begins to so notify the President and CEO of Fenix Parts of such choice.